SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                      ------------------------------------


                                  SCHEDULE 13D
                                 (rule 13d-101)

    INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULE 13d-1(a)
             AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(a)
                                (Amendment No. 8)


            COMPANIA ANONIMA NACIONAL TELEFONOS DE VENEZUELA (CANTV)
--------------------------------------------------------------------------------
                                (Name of Issuer)


                 NATIONAL TELEPHONE COMPANY OF VENEZUELA (CANTV)
--------------------------------------------------------------------------------
                  (Translation of Name of Issuer into English)


                             CLASS D COMMON SHARES,
        NOMINAL VALUE Bs. 36.90182224915 PER SHARE (the "Class D Shares")
                  AMERICAN DEPOSITARY SHARES EACH REPRESENTING
                        SEVEN CLASS D SHARES (the "ADSs")
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                  P3055Q103 (Class D Shares); 204421101 (ADSs)
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                 Marianne Drost
                          Senior Vice President, Deputy
                     General Counsel and Corporate Secretary
                           Verizon Communications Inc.
                           1095 Avenue of the Americas
                            New York, New York 10036
                                 (212) 395-1783
--------------------------------------------------------------------------------
                  (Name, address and telephone number of person
                authorized to receive notices and communications)


                                 Not Applicable
--------------------------------------------------------------------------------
             (Date of event which requires filing of this Statement)



If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), (f) or (g), check the following box. [ ]


NY2:\1099752\04\NKK_04!.DOC\65886.0076

------------------------------------------------------                                 --------------------------------
CUSIP NO.      P3055Q103 (Class D. Shares)                                                     Page 2 of 13 Pages
               204429101 (ADSs)
------------------------------------------------------                                 --------------------------------

========= =============================================================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

          Verizon Communications Inc.
--------- -------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                        (a) [ ]
                                                                                        (b) [ ]
--------- -------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
4         SOURCE OF FUNDS
          OO
--------- -------------------------------------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                                          [ ]
--------- -------------------------------------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          State of Delaware
-------------------------------------------- ------- ------------------------------------------------------------------
                                             7       SOLE VOTING POWER
                 NUMBER OF                           Class D Shares:  28,009,177*
                  SHARES                             ADSs:  4,001,311
               BENEFICIALLY                  ------- ------------------------------------------------------------------
                 OWNED BY                    8       SHARED VOTING POWER
                   EACH                              Class D Shares:  None
                 REPORTING                           ADSs:  None
                  PERSON                     ------- ------------------------------------------------------------------
                   WITH                      9       SOLE DISPOSITIVE POWER
                                                     Class D Shares:  28,009,177*
                                                     ADSs:  4,001,311
                                             ------- ------------------------------------------------------------------
                                             10      SHARED DISPOSITIVE POWER
                                                     Class D Shares:  None
                                                     ADSs:  None
-------------------------------------------- ------- ------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          Class D Shares:  28,009,177*
          ADSs: 4,001,311
--------- -------------------------------------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                                                    [ ]
--------- -------------------------------------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          7.4% (the 4,001,311 ADSs represent 28,009,177 Class D Shares, which represent approximately 7.4% of the total Class D Shares outstanding).
--------- -------------------------------------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          HC
========= =============================================================================================================
*    The 4,001,311 ADSs represent 28,009,177 Class D Shares. Because the holder may exchange ADSs for Class D Shares, the Reporting Persons may be deemed to beneficially own 28,009,177 Class D Shares.

------------------------------------------------------                                 --------------------------------
CUSIP NO.      P3055Q103 (Class D. Shares)                                                     Page 3 of 13 Pages
               204429101 (ADSs)
------------------------------------------------------                                 --------------------------------

========= =============================================================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

          GTE Corporation
--------- -------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                        (a) [ ]
                                                                                        (b) [ ]
--------- -------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
4         SOURCE OF FUNDS
          AF
--------- -------------------------------------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                                            [ ]
--------- -------------------------------------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          State of New York
-------------------------------------------- ------- ------------------------------------------------------------------
                                             7       SOLE VOTING POWER
                 NUMBER OF                           Class D Shares:  28,009,177*
                  SHARES                             ADSs:  4,001,311
               BENEFICIALLY                  ------- ------------------------------------------------------------------
                 OWNED BY                    8       SHARED VOTING POWER
                   EACH                              Class D Shares:  None
                 REPORTING                           ADSs:  None
                  PERSON                     ------- ------------------------------------------------------------------
                   WITH                      9       SOLE DISPOSITIVE POWER
                                                     Class D Shares:  28,009,177*
                                                     ADSs:  4,001,311
                                             ------- ------------------------------------------------------------------
                                             10      SHARED DISPOSITIVE POWER
                                                     Class D Shares:  None
                                                     ADSs:  None
-------------------------------------------- ------- ------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          Class D Shares:  28,009,177*
          ADSs: 4,001,311
--------- -------------------------------------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                                                    [ ]
--------- -------------------------------------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          7.4% (the 4,001,311 ADSs represent 28,009,177 Class D Shares, which represent approximately 7.4% of the total Class D Shares outstanding).
--------- -------------------------------------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          HC
========= =============================================================================================================
*    The 4,001,311 ADSs represent 28,009,177 Class D Shares. Because the holder may exchange ADSs for Class D Shares, the Reporting Persons may be deemed to beneficially own 28,009,177 Class D Shares.

------------------------------------------------------                                 --------------------------------
CUSIP NO.      P3055Q103 (Class D. Shares)                                                     Page 4 of 13 Pages
               204429101 (ADSs)
------------------------------------------------------                                 --------------------------------

========= =============================================================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

          GTE International Telecommunications Incorporated
--------- -------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                        (a) [ ]
                                                                                        (b) [ ]
--------- -------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
4         SOURCE OF FUNDS
          AF
--------- -------------------------------------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                                             [ ]
--------- -------------------------------------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          State of Delaware
-------------------------------------------- ------- ------------------------------------------------------------------
                                             7       SOLE VOTING POWER
                 NUMBER OF                           Class D Shares:  28,009,177*
                  SHARES                             ADSs:  4,001,311
               BENEFICIALLY                  ------- ------------------------------------------------------------------
                 OWNED BY                    8       SHARED VOTING POWER
                   EACH                              Class D Shares:  None
                 REPORTING                           ADSs:  None
                  PERSON                     ------- ------------------------------------------------------------------
                   WITH                      9       SOLE DISPOSITIVE POWER
                                                     Class D Shares:  28,009,177*
                                                     ADSs:  4,001,311
                                             ------- ------------------------------------------------------------------
                                             10      SHARED DISPOSITIVE POWER
                                                     Class D Shares:  None
                                                     ADSs:  None
-------------------------------------------- ------- ------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          Class D Shares:  28,009,177*
          ADSs: 4,001,311
--------- -------------------------------------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                                               [ ]
--------- -------------------------------------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          7.4% (the 4,001,311 ADSs represent 28,009,177 Class D Shares, which represent approximately 7.4% of the total Class D Shares outstanding).
--------- -------------------------------------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          HC
========= =============================================================================================================
*    The 4,001,311 ADSs represent 28,009,177 Class D Shares. Because the holder may exchange ADSs for Class D Shares, the Reporting Persons may be deemed to beneficially own 28,009,177 Class D Shares.

------------------------------------------------------                                 --------------------------------
CUSIP NO.      P3055Q103 (Class D. Shares)                                                     Page 5 of 13 Pages
               204429101 (ADSs)
------------------------------------------------------                                 --------------------------------

========= =============================================================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

          GTE Venezuela Incorporated
--------- -------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                        (a) [ ]
                                                                                        (b) [ ]
--------- -------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
4         SOURCE OF FUNDS
          AF
--------- -------------------------------------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                                          [ ]
--------- -------------------------------------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          State of Delaware
-------------------------------------------- ------- ------------------------------------------------------------------
                                             7       SOLE VOTING POWER
                 NUMBER OF                           Class D Shares:  28,009,177*
                  SHARES                             ADSs:  4,001,311
               BENEFICIALLY                  ------- ------------------------------------------------------------------
                 OWNED BY                    8       SHARED VOTING POWER
                   EACH                              Class D Shares:  None
                 REPORTING                           ADSs:  None
                  PERSON                     ------- ------------------------------------------------------------------
                   WITH                      9       SOLE DISPOSITIVE POWER
                                                     Class D Shares:  28,009,177*
                                                     ADSs:  4,001,311
                                             ------- ------------------------------------------------------------------
                                             10      SHARED DISPOSITIVE POWER
                                                     Class D Shares:  None
                                                     ADSs:  None
-------------------------------------------- ------- ------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          Class D Shares:  28,009,177*
          ADSs: 4,001,311
--------- -------------------------------------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                                               [ ]
--------- -------------------------------------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          7.4% (the 4,001,311 ADSs represent 28,009,177 Class D Shares, which represent approximately 7.4% of the total Class D Shares outstanding).
--------- -------------------------------------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          HC
========= =============================================================================================================
*    The 4,001,311 ADSs represent 28,009,177 Class D Shares. Because the holder may exchange ADSs for Class D Shares, the Reporting Persons may be deemed to beneficially own 28,009,177 Class D Shares.

------------------------------------------------------                                 --------------------------------
CUSIP NO.      P3055Q103 (Class D. Shares)                                                     Page 6 of 13 Pages
               204429101 (ADSs)
------------------------------------------------------                                 --------------------------------

========= =============================================================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

          Bell Atlantic Latin America Holdings, Inc.
--------- -------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                        (a) [ ]
                                                                                        (b) [ ]
--------- -------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
4         SOURCE OF FUNDS
          AF
--------- -------------------------------------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                                            [ ]
--------- -------------------------------------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          State of Delaware
-------------------------------------------- ------- ------------------------------------------------------------------
                                             7       SOLE VOTING POWER
                 NUMBER OF                           Class D Shares:  28,009,177*
                  SHARES                             ADSs:  4,001,311
               BENEFICIALLY                  ------- ------------------------------------------------------------------
                 OWNED BY                    8       SHARED VOTING POWER
                   EACH                              Class D Shares:  None
                 REPORTING                           ADSs:  None
                  PERSON                     ------- ------------------------------------------------------------------
                   WITH                      9       SOLE DISPOSITIVE POWER
                                                     Class D Shares:  28,009,177*
                                                     ADSs:  4,001,311
                                             ------- ------------------------------------------------------------------
                                             10      SHARED DISPOSITIVE POWER
                                                     Class D Shares:  None
                                                     ADSs:  None
-------------------------------------------- ------- ------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          Class D Shares:  28,009,177*
          ADSs: 4,001,311
--------- -------------------------------------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                                               [ ]
--------- -------------------------------------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          7.4% (the 4,001,311 ADSs represent 28,009,177 Class D Shares, which represent approximately 7.4% of the total Class D Shares outstanding).
--------- -------------------------------------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          HC
========= =============================================================================================================
*    The 4,001,311 ADSs represent 28,009,177 Class D Shares. Because the holder may exchange ADSs for Class D Shares, the Reporting Persons may be deemed to beneficially own 28,009,177 Class D Shares.

------------------------------------------------------                                 --------------------------------
CUSIP NO.      P3055Q103 (Class D. Shares)                                                     Page 7 of 13 Pages
               204429101 (ADSs)
------------------------------------------------------                                 --------------------------------

========= =============================================================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

          Bell Atlantic New Holdings, Inc.
--------- -------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                        (a) [ ]
                                                                                        (b) [ ]
--------- -------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
4         SOURCE OF FUNDS
          AF
--------- -------------------------------------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                                            [ ]
--------- -------------------------------------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          State of Delaware
-------------------------------------------- ------- ------------------------------------------------------------------
                                             7       SOLE VOTING POWER
                 NUMBER OF                           Class D Shares:  28,009,177*
                  SHARES                             ADSs:  4,001,311
               BENEFICIALLY                  ------- ------------------------------------------------------------------
                 OWNED BY                    8       SHARED VOTING POWER
                   EACH                              Class D Shares:  None
                 REPORTING                           ADSs:  None
                  PERSON                     ------- ------------------------------------------------------------------
                   WITH                      9       SOLE DISPOSITIVE POWER
                                                     Class D Shares:  28,009,177*
                                                     ADSs:  4,001,311
                                             ------- ------------------------------------------------------------------
                                             10      SHARED DISPOSITIVE POWER
                                                     Class D Shares:  None
                                                     ADSs:  None
-------------------------------------------- ------- ------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          Class D Shares:  28,009,177*
          ADSs: 4,001,311
--------- -------------------------------------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                                               [ ]
--------- -------------------------------------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          7.4% (the 4,001,311 ADSs represent 28,009,177 Class D Shares, which represent approximately 7.4% of the total Class D Shares outstanding).
--------- -------------------------------------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          HC
========= =============================================================================================================
*    The 4,001,311 ADSs represent 28,009,177 Class D Shares. Because the holder may exchange ADSs for Class D Shares, the Reporting Persons may be deemed to beneficially own 28,009,177 Class D Shares.

------------------------------------------------------                                 --------------------------------
CUSIP NO.      P3055Q103 (Class D. Shares)                                                     Page 8 of 13 Pages
               204429101 (ADSs)
------------------------------------------------------                                 --------------------------------

========= =============================================================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

          Verizon International Holdings Ltd.
--------- -------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                        (a) [ ]
                                                                                        (b) [ ]
--------- -------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
4         SOURCE OF FUNDS
          AF
--------- -------------------------------------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                                          [ ]
--------- -------------------------------------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Bermuda
-------------------------------------------- ------- ------------------------------------------------------------------
                                             7       SOLE VOTING POWER
                 NUMBER OF                           Class D Shares:  28,009,177*
                  SHARES                             ADSs:  4,001,311
               BENEFICIALLY                  ------- ------------------------------------------------------------------
                 OWNED BY                    8       SHARED VOTING POWER
                   EACH                              Class D Shares:  None
                 REPORTING                           ADSs:  None
                  PERSON                     ------- ------------------------------------------------------------------
                   WITH                      9       SOLE DISPOSITIVE POWER
                                                     Class D Shares:  28,009,177*
                                                     ADSs:  4,001,311
                                             ------- ------------------------------------------------------------------
                                             10      SHARED DISPOSITIVE POWER
                                                     Class D Shares:  None
                                                     ADSs:  None
-------------------------------------------- ------- ------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          Class D Shares:  28,009,177*
          ADSs: 4,001,311
--------- -------------------------------------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                                           [ ]
--------- -------------------------------------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          7.4% (the 4,001,311 ADSs represent 28,009,177 Class D Shares, which represent approximately 7.4% of the total Class D Shares outstanding).
--------- -------------------------------------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          HC
========= =============================================================================================================
*    The 4,001,311 ADSs represent 28,009,177 Class D Shares. Because the holder may exchange ADSs for Class D Shares, the Reporting Persons may be deemed to beneficially own 28,009,177 Class D Shares.

------------------------------------------------------                                 --------------------------------
CUSIP NO.      P3055Q103 (Class D. Shares)                                                     Page 9 of 13 Pages
               204429101 (ADSs)
------------------------------------------------------                                 --------------------------------

========= =============================================================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

          GTE Venezuela S.a r.l.
--------- -------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                        (a) [ ]
                                                                                        (b) [ ]
--------- -------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
4         SOURCE OF FUNDS
          AF
--------- -------------------------------------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                                          [ ]
--------- -------------------------------------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Luxembourg
-------------------------------------------- ------- ------------------------------------------------------------------
                                             7       SOLE VOTING POWER
                 NUMBER OF                           Class D Shares:  28,009,177*
                  SHARES                             ADSs:  4,001,311
               BENEFICIALLY                  ------- ------------------------------------------------------------------
                 OWNED BY                    8       SHARED VOTING POWER
                   EACH                              Class D Shares:  None
                 REPORTING                           ADSs:  None
                  PERSON                     ------- ------------------------------------------------------------------
                   WITH                      9       SOLE DISPOSITIVE POWER
                                                     Class D Shares:  28,009,177*
                                                     ADSs:  4,001,311
                                             ------- ------------------------------------------------------------------
                                             10      SHARED DISPOSITIVE POWER
                                                     Class D Shares:  None
                                                     ADSs:  None
-------------------------------------------- ------- ------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          Class D Shares:  28,009,177*
          ADSs: 4,001,311
--------- -------------------------------------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                                               [ ]
--------- -------------------------------------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          7.4% (the 4,001,311 ADSs represent 28,009,177 Class D Shares, which represent approximately 7.4% of the total Class D Shares outstanding).
--------- -------------------------------------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          HC
========= =============================================================================================================
*    The 4,001,311 ADSs represent 28,009,177 Class D Shares. Because the holder may exchange ADSs for Class D Shares, the Reporting Persons may be deemed to beneficially own 28,009,177 Class D Shares.

------------------------------------------------------                                 --------------------------------
CUSIP NO.      P3055Q103 (Class D. Shares)                                                     Page 10 of 13 Pages
               204429101 (ADSs)
------------------------------------------------------                                 --------------------------------

========= =============================================================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

          GTE Venholdings B.V.
--------- -------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                        (a) [ ]
                                                                                        (b) [ ]
--------- -------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
4         SOURCE OF FUNDS
          AF
--------- -------------------------------------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                                            [ ]
--------- -------------------------------------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Netherlands
-------------------------------------------- ------- ------------------------------------------------------------------
                                             7       SOLE VOTING POWER
                 NUMBER OF                           Class D Shares:  28,009,177*
                  SHARES                             ADSs:  4,001,311
               BENEFICIALLY                  ------- ------------------------------------------------------------------
                 OWNED BY                    8       SHARED VOTING POWER
                   EACH                              Class D Shares:  None
                 REPORTING                           ADSs:  None
                  PERSON                     ------- ------------------------------------------------------------------
                   WITH                      9       SOLE DISPOSITIVE POWER
                                                     Class D Shares:  28,009,177*
                                                     ADSs:  4,001,311
                                             ------- ------------------------------------------------------------------
                                             10      SHARED DISPOSITIVE POWER
                                                     Class D Shares:  None
                                                     ADSs:  None
-------------------------------------------- ------- ------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          Class D Shares:  28,009,177*
          ADSs: 4,001,311
--------- -------------------------------------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                                          [ ]
--------- -------------------------------------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          7.4% (the 4,001,311 ADSs represent 28,009,177 Class D Shares, which represent approximately 7.4% of the total Class D Shares outstanding).
--------- -------------------------------------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          HC
========= =============================================================================================================
*    The 4,001,311 ADSs represent 28,009,177 Class D Shares. Because the holder may exchange ADSs for Class D Shares, the Reporting Persons may be deemed to beneficially own 28,009,177 Class D Shares.

         This is the eighth amendment ("Amendment No. 8") to the Statement on
Schedule 13D originally filed by GTE Corporation and GTE Venezuela Incorporated on December 9, 1996 and amended on December 18, 1996, December 23, 1998, July 13, 2000, October 10, 2001, October 16, 2001, October 22, 2001 and November 5,
2001. Capitalized terms used herein but not defined have the meanings ascribed to them in the initial Statement on Schedule 13D, as amended through the date hereof (the "Schedule 13D"). The Schedule 13D is hereby amended as follows:

Item 5. Interest in Securities of the Issuer

         Item 5 is hereby amended to read in its entirety as follows:

         (a) The Reporting Persons beneficially own 4,001,311 ADSs, each representing seven Class D Shares. Based upon information furnished by the Company, the Class D Shares represented by these ADSs represent approximately 7.4% of the total number of outstanding Class D Shares following the consummation of the Company's latest share repurchase program. To the best of the Reporting Persons' knowledge, none of the persons listed in Schedule I to the Schedule 13D owns beneficially any Class D Shares or ADSs representing Class D Shares, except as follows:

                       Name and Position                                ADSs Owned Beneficially          % of Class
                       -----------------                                -----------------------          ----------
Charles R. Lee                                                                  11,000                        *
Chairman, Chief Executive Officer and a Director
Verizon Communications
Alfred C. Giammarino                                                             1,570                        *
Senior Vice President and Chief Financial Officer-International
and Information Services
Verizon Services Corp.

---------------------------
*  Less than 0.1%

         (b) The Reporting Persons and, to the best of the Reporting Persons' knowledge, each of the persons listed in the above chart has the sole power to vote and the sole power to dispose of the ADSs and the Class D Shares represented thereby as held by him.

         (c) In the past sixty days from the date of this statement, none of the Reporting Persons nor either of the persons listed in paragraph (a) above has purchased or sold any ADSs or Class D Shares, except that GTE Venholdings B.V. and Alfred C. Giammarino sold 705,236 and 430 ADSs, respectively, at a cash price of $30 per ADS pursuant to the tender offer for 19,843,658 ADSs made by the Company pursuant to a U.S. Offer to Purchase dated October 24, 2001.

         (d) - (e)  Not Applicable

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                VERIZON COMMUNICATIONS INC.



Date:  December 3, 2001         By:        /s/ Michael T. Masin
                                   --------------------------------------------



                                GTE CORPORATION



Date:  December 3, 2001         By:        /s/ Michael T. Masin
                                   --------------------------------------------



                                GTE INTERNATIONAL
                                TELECOMMUNICATIONS INCORPORATED



Date:  December 3, 2001         By:        /s/ Alfred C. Giammarino
                                   --------------------------------------------



                                GTE VENEZUELA INCORPORATED



Date:  December 3, 2001         By:        /s/ Alfred C. Giammarino
                                   --------------------------------------------



                                BELL ATLANTIC LATIN AMERICA
                                HOLDINGS, INC.



Date:  December 3, 2001         By:        /s/ Janet M. Garrity
                                   --------------------------------------------

                                BELL ATLANTIC NEW HOLDINGS, INC.



Date:  December 3, 2001         By:        /s/ Daniel C. Petri
                                   --------------------------------------------



                                VERIZON INTERNATIONAL HOLDINGS LTD.



Date:  December 3, 2001         By:        /s/ Alfred C. Giammarino
                                   --------------------------------------------



                                GTE VENEZUELA S.A.R.L.
                                By:  GTE VENEZUELA INCORPORATED,
                                     Manager


Date:  December 3, 2001               By:         /s/ Alfred C. Giammarino
                                         --------------------------------------



                                GTE VENHOLDINGS B.V.
                                By:  GTE VENEZUELA INCORPORATED,
                                     Managing Director



Date:  December 3, 2001               By:         /s/ Alfred C. Giammarino
                                         --------------------------------------